Exhibit (j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of First Eagle Funds of our report dated December 23, 2019, relating to the financial statements and financial highlights, which appears in Annual Report on Form N-CSR for the year ended October 31, 2019 for First Eagle Global Fund, First Eagle Overseas Fund, First Eagle U.S. Value Fund, First Eagle Gold Fund, First Eagle Global Income Builder, First Eagle High Income Fund (formerly known as First Eagle High Yield Fund), and First Eagle Fund of America. We also consent to the references to us under the headings “Financial Statements,” "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
New York, New York
February 28, 2020